UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 12, 2017

HEXION INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)
614-225-4000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 13, 2017, Hexion Inc. (the “Company”) issued a press release announcing the planned retirement of Craig O. Morrison, President and Chief Executive Officer of the Company, and Chairman of the board of directors of the Company (the “Board”), and a member of the board of managers of the Company’s indirect parent, Hexion Holdings LLC (the “Parent”), effective July 9, 2017.
In connection with Mr. Morrison’s retirement, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Morrison on June 12, 2017. Mr. Morrison will, among other things, be entitled to the following payments and benefits, subject to his non-revocation of, and continued compliance with, the Separation Agreement: (i) continued payment of his annual salary until July 9, 2017, (ii) payment under the Parent’s incentive bonus plan for 2017 (as if he had been employed through the Company’s regular bonus payment date in 2018), (iii) payment of his target award under the Parent’s long term-cash incentive plan (as if he had been employed through the July 2018 payment date), (iv) payment of his vested accrued benefits under the supplemental executive retirement plan, and (v) distribution of his accrued benefits under the Company’s deferred compensation plan. In addition, Mr. Morrison remains eligible for continued vesting of certain equity awards previously granted to him, as well as an extended period for exercising his options. The Separation Agreement also provides for Mr. Morrison’s release of all employment related claims, and he remains subject to continued obligations to comply with the restrictive covenants set forth in his employment agreement.
Effective July 10, 2017, Craig A. Rogerson was appointed as the Chairman and Chief Executive Officer of the Company. Mr. Rogerson was also appointed to serve as a member of the Executive Committee and the Environmental Health and Safety Committee of the board of managers of the Parent to fill the vacancy created by Mr. Morrison’s retirement.
Mr. Rogerson, age 60, is the former chairman, president and chief executive officer of Chemtura Corporation, a position he held from December 2008 until April 21, 2017. Mr. Rogerson previously served as president, chief executive officer and director of Hercules Incorporated (“Hercules”) from December 2003 until November 2008. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as president and chief executive officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named president of its BetzDearborn Division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company. Mr. Rogerson serves on the boards of the American Chemistry Council and the Society of Chemical Industry, as well as the Pancreatic Cancer Action Network. He also serves on the advisory board of the Chemical Engineering & Materials Science College of Michigan State University.
In connection with Mr. Rogerson’s appointment, on June 12, 2017, the Company and the Parent entered into an Employment Agreement with Mr. Rogerson (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Rogerson will serve as Chief Executive Officer of the Company and as a member, and the Chairman, of the Board and of the board of managers of the Parent from July 10, 2017 through December 31, 2020, unless terminated earlier in accordance with the terms of the Employment Agreement. Mr. Rogerson will be entitled to receive a base salary at an annual rate of $1,000,000 and will be eligible to receive an annual cash bonus with a target amount equal to 100% of his base salary, based on Mr. Rogerson’s and/or the Company’s attainment of certain criteria as determined by the Board. The Company will also cover certain commuting and relocation costs.
Upon a termination of employment without “cause” (as defined in the Employment Agreement) or with “good reason” (as defined in the Employment Agreement) in either case prior to December 31, 2020, Mr. Rogerson will be entitled to the following severance benefits, subject to the execution and non-revocation of a general waiver and release: (i) a lump sum cash payment equal to 1.5 times the sum of (a) his annual base salary and (b) his target bonus, (ii) payment of any COBRA premiums until the earlier of (x) 18 months after termination and (y) the first date that Mr. Rogerson is no longer eligible for COBRA, and (iii) continued rights to future payments under his Long-Term Incentive Compensation Award Agreement described below (the “LTI Award Agreement”). Following termination of employment, Mr. Rogerson is subject to a one year non-competition, non-solicitation, and no-hire, as well as perpetual confidentiality and non-disparagement provisions.
The Employment Agreement also contemplates the grant of a long-term incentive award to Mr. Rogerson, and on June 12, 2017, the Company entered into the LTI Award Agreement with Mr. Rogerson, pursuant to which Mr. Rogerson will be entitled to a cash bonus payment equal to 7.5% of the value of each distribution made by the Parent to its members during the term of the Employment Agreement, payable at the same time as such distribution is made and certain additional payments upon a change in control.
Item 9.01     Financial Statements and Exhibits
(d)     Exhibits.
Exhibit 99.1 Press release dated June 13, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION INC.

Date:	June 13, 2017	/s/ George F. Knight
George F. Knight
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 13, 2017.